SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 8, 2007 (November 6, 2007)

CYBERDEFENDER CORPORATION
(Exact name of Company as specified in Charter)

California	333-138430	65-1205833
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

12121 Wilshire Boulevard, Suite 350
Los Angeles, California 90025
(Address of Principal Executive Offices)

310-826-1781
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The following discussion provides only a brief description of the document described below. The discussion is qualified in its entirety by the full text of the agreement.

On November 6, 2007 we entered into an Indemnity Agreement with John LaValle, one of our directors. The Indemnity Agreement is identical to the Indemnity Agreements we entered into with other members of our board of directors on October 30, 2006.

The Indemnity Agreement requires us to provide indemnification to Mr. LaValle for expenses (including attorneys’ fees, expert fees, other professional fees and court costs, and fees and expenses incurred in connection with any appeals), judgments (including punitive and exemplary damages), penalties, fines and amounts paid in settlement (if such settlement is approved in advance by us, which approval shall not be unreasonably withheld) actually and reasonably incurred by Mr. LaValle in connection with any threatened, pending or completed action or proceeding (including actions brought on our behalf, such as shareholder derivative actions), whether civil, criminal, administrative or investigative, to which he is or was a party, a witness or other participant (or is threatened to be made a party, a witness or other participant) by reason of the fact that he is or was a director, officer, employee or agent of ours or of any of our subsidiaries. The indemnification covers any action or inaction on the part of Mr. LaValle while he was an officer or director or by reason of the fact that he is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. We must advance the costs of the fees and expenses within 20 days following the delivery of a written request from Mr. LaValle. Mr. LaValle has agreed to promptly repay the advances only if, and to the extent that, it is ultimately determined by the court (as to which all rights of appeal therefrom have been exhausted or lapsed) that he is not entitled to the indemnity. Mr. LaValle’s obligation to repay us for any such amounts are unsecured and no interest will be charged thereon. We also agreed to indemnify Mr. LaValle to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of the Indemnification Agreement, our articles of incorporation, our bylaws or by statute. In the event of any change after the date of the Indemnification Agreement in any applicable law, statute or rule which expands the right of a California corporation to indemnify a member of its board of directors or an officer, such changes shall be within the purview of Mr. LaValle’s rights and our obligations under the Indemnification Agreement. In the event of any change in any applicable law, statute or rule which narrows the right of a California corporation to indemnify a member of its board of directors or an officer, such changes, to the extent not otherwise required by such law, statute or rule to be applied to the Indemnification Agreement will have no effect on it or on the rights and obligations of Mr. LaValle and us under it. The indemnification provided by the Indemnification Agreement is not exclusive of any rights to which Mr. LaValle may be entitled under our articles of incorporation, bylaws, any agreement, any vote of shareholders or disinterested directors or the California Corporations Code. The indemnification provided under the Indemnification Agreement continues for any action taken or not taken while Mr. LaValle serves in an indemnified capacity, even though he may have ceased to serve in such capacity at the time of any action or other covered proceeding. If the indemnification provided for in the Indemnification Agreement is unavailable to Mr. LaValle, in lieu of indemnifying Mr. LaValle we will contribute to the amount incurred by him, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for expenses, in connection with any claim relating to an indemnifiable event, in such proportion as is deemed fair and reasonable by the court before which the action was brought. We are not obligated to provide indemnification pursuant to the terms of the Indemnification Agreement

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for any acts or omissions or transactions from which a director may not be relieved of liability under the California General Corporation Law; or for breach by Mr. LaValle of any duty to us or our shareholders as to circumstances in which indemnity is expressly prohibited by Section 317 of the California General Corporation Law; or

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with respect to proceedings or claims initiated or brought voluntarily by Mr. LaValle not by way of defense, (except with respect to proceedings or claims brought to establish or enforce a right to indemnification) although such indemnification may be provided if our board of directors has approved the initiation or bringing of such proceeding or claim; or

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with respect to any proceeding instituted by Mr. LaValle to enforce or interpret the Indemnification Agreement, if a court of competent jurisdiction determines that each of the material assertions made by Mr. LaValle in such proceeding was not made in good faith or was frivolous; or

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for expenses or liabilities of any type whatsoever which have been paid directly to Mr. LaValle by an insurance carrier under a policy of directors’ and officers’ liability insurance maintained by us; or

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for expenses and the payment of profits arising from the purchase and sale by Mr. LaValle of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

The Indemnification Agreement is effective as of the date it was signed and applies to acts or omissions which occurred prior to such date if Mr. LaValle was an officer, director, employee or other agent of our company, or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the time such act or omission occurred. All of the obligations under the Indemnification Agreement will continue as long as Mr. LaValle is subject to any actual or possible matter which is the subject of the Indemnification Agreement, notwithstanding his termination of service as an officer or director.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 Indemnity Agreement dated November 6, 2007 between CyberDefender Corporation and John LaValle

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 8, 2007

CYBERDEFENDER CORPORATION

Date:	By:	/s/ Gary Guseinov
Gary Guseinov, Chief Executive Officer